Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

TULSA, OK — (BUSINESS WIRE) — November 7, 2018 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced changes to its Board of Directors. Midstates’ Board named Randal Klein, Evan Lederman, and David Proman to the Board effective today upon the resignation of Frederic (Jake) F. Brace, Michael Reddin, and Bruce Vincent. Each of Mr. Klein, Lederman and Proman intend to stand for election at the next Annual Meeting of Stockholders in 2019.

Alan Carr, Chairman of the Board, commented, “On behalf of the Board, I would like to thank Mr. Brace for his service as a director and prior CEO, and Mr. Reddin and Mr. Vincent for their service as directors. The dedication and contributions each have made to the Company, along with their input and leadership after Midstates exited from restructuring was of particular value to Midstates in becoming the focused and financially strong company it is today.”

Mr. Carr continued, “I would also like to welcome Mr. Klein, Mr. Lederman, and Mr. Proman to the Board.  We look forward to their insight and guidance as the firms they represent collectively own approximately 40% of Midstates’ outstanding shares. The new Board expects to focus on returning a significant amount of capital to shareholders from anticipated free cash flow generation of the Company while also pursuing strategic and opportunistic mergers and acquisitions. We believe there is great value in our Miss Lime asset, strong financial position and clean balance sheet and are excited about the future possibilities for Midstates.”

About Randal Klein

Randal Klein joined affiliates of Avenue Capital Management II, L.P. in 2004, and is currently a Portfolio Manager at Avenue where he assists with the direction of the investment activities of the Avenue U.S. strategy with a particular focus on transactions and restructurings while previously directing the investment activities of the Avenue Trade Claims funds.  Previously, Mr. Klein was a Senior Vice President of the Avenue U.S. Funds.  In such capacity, Mr. Klein was responsible for managing restructuring activities and identifying, analyzing and modeling investment opportunities for the Avenue U.S. strategy.  Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance.  Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company.  Mr. Klein currently serves, or has served, on the boards of Gravity Oilfield Services, Selcom Group, MagnaChip Semiconductor, Chassix Automotive, NextWave Holdco and American Media.  Mr. Klein is a National Association of Corporate Directors (NACD) Board Leadership Fellow.  Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and an M.B.A. in Finance, conferred as a Palmer Scholar, from the Wharton School of the University of Pennsylvania.

About Evan Lederman

Evan Lederman joined Fir Tree in 2011 and is a Managing Director and a Partner.  As Co-Head of Restructuring, Mr. Lederman focuses on managing the firm’s distressed credit, restructuring and litigation-oriented investment strategies, including energy and structured credit activist initiatives.  Prior to joining Fir Tree Partners, Mr. Lederman worked in the Business Finance and Restructuring groups at Weil, Gotshal & Manges LLP and Cravath, Swaine & Moore LLP. Mr. Lederman is currently a member of the board, in his capacity as a Fir Tree Partners employee, of Riviera Resources (Chairman of the Board), Roan Resources, Ultra Petroleum (Chairman of the Board), Amplify Energy (formerly Memorial Production Partners), New Emerald Energy LLC, and Deer Finance, LLC. Mr. Lederman received a J.D. degree with honors from New York University School of Law and a B.A., magna cum laude, from New York University.

About David Proman

David Proman joined Fir Tree in 2010 and is a Managing Director and a Partner.  As Co-Head of Restructuring, Mr. Proman focuses on managing the firm’s distressed credit, restructuring and litigation-oriented investment strategies, including energy and structured credit activist initiatives.  Mr. Proman has 15 years of investment experience in structured and corporate debt investing.  Prior to joining Fir Tree, Mr. Proman was an analyst at Kore Advisors, a fixed income investment manager, where he helped manage corporate and structured mortgage credit investments.  Mr. Proman is currently a member of the board, in his capacity as a Fir Tree Partners employee, of Amplify Energy (formerly Memorial Production Partners) (Chairman of the Board), New Emerald Energy LLC, and Deer Finance, LLC.   Mr. Proman also serves on the Technical Committee of FHipo, a residential mortgage REIT in Mexico.  Mr. Proman received a B.A in Economics from the University of Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, and financial position are considered forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all.  Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; the adequacy of the Company’s capital resources and liquidity; general economic and business conditions; risks related to the concentration of the Company’s operations; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com